Exhibit 3.3

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION

OF

SELECTA BIOSCIENCES, INC.

Selecta Biosciences, Inc. (the “Corporation”), a corporation duly organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify as follows:

1.    The Corporation’s Certificate of Incorporation was originally filed on December 10, 2007 with the Secretary of State of the State of Delaware, and was amended on June 7, 2016, restated on June 27, 2016, and amended on June 21, 2022, respectively.

2.    This Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) amends the provisions of the Corporation’s Restated Certificate of Incorporation, dated as of June 27, 2016, as amended on June 21, 2022 (the “Certificate of Incorporation”). The amendments set forth in this Certificate of Amendment have been duly adopted by resolution duly adopted by the Board of Directors of the Corporation pursuant to Section 242(a)(1) and Section 242(d)(1)(A) of the Delaware General Corporation Law.

3.    Article FIRST of the Certificate of Incorporation is amended and restated in its entirety as follows:

“FIRST: The name of the corporation is Cartesian Therapeutics, Inc.”

4.    All other provisions of the Certificate of Incorporation shall remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate of Amendment this 13th day of November, 2023.

/s/ Carsten Brunn
Carsten Brunn
President and CEO